UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549



                                    FORM 8-K

                                 CURRENT REPORT


                       Pursuant to Section 13 or 15(d) of
                       the Securities Exchange Act of 1934

       Date of Report (Date of earliest event reported): February 28, 2001




                               HOWELL CORPORATION
             (Exact name of registrant as specified in its charter)



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         Delaware                     1-8704                    74-1223027
(State or other jurisdiction       (Commission               (I.R.S. Employer
     of incorporation)             File Number)             Identification No.)
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        1111 Fannin, Suite 1500, Houston, Texas          77002
        (Address of principal executive offices)       (Zip code)




      Registrant's telephone number, including area code: (713)658-4000

Item 2.    Acquisition and Disposition of Assets.

     The Registrant issued a press release on February 28, 2001, announcing that it traded producing oil and gas properties in a tax-free, like-kind exchange. Howell assigned all of its operated working interest in Main Pass Blocks 64 and 65 in exchange for a 26% non-operated working interest in the Salt Creek Field Light Oil Unit located in Natrona County, Wyoming. Howell also paid $8 million as part of the transaction. The effective date of the exchange is January 1, 2001.

     Howell now owns a 98% working interest in the Salt Creek Field Light Oil Unit, the largest producing unit in the field. Howell increased its current net production in the field by approximately 1,250 barrels of oil per day and by 320 Mcf of gas per day as a result of this trade. This trade concluded Howell's operations in the offshore area of the Gulf of Mexico.

     In addition, Howell entered into two separate transactions involving undeveloped acreage in Wyoming. In the first, Howell received 22,000 net acres in the Big Horn Basin of Wyoming and a cash payment of $160,000 in exchange for acreage in the Wind River Basin of Wyoming. The second transaction involved Howell purchasing approximately 50,000 acres in the Big Horn Basin of Wyoming. The acreage in this transaction is subject to a 10 day right of first refusal by a third party.

Item 7.    Financial Statements and Exhibits.

      (c)  Exhibits.

     The following materials are filed as exhibits to this Current Report on Form 8-K.

 Exhibit
 Number    Description

  99.1     Press release of Howell Corporation dated February 28, 2001.

                                S I G N A T U R E

     Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.


                                         HOWELL CORPORATION



Dated: February 28, 2001                 By: /S/ ROBERT T. MOFFETT
                                         ---------------------------
                                         Robert T. Moffett
                                         Vice President, General Counsel and
                                         Secretary

                                  EXHIBIT INDEX

 Exhibit
 Number    Description

  99.1     Press release of Howell Corporation dated February 28, 2001.